Exhibit 99.1

Press Contact:	Investor Relations Contact:
Andrea Duffy	Marilyn Mora
Cisco	Cisco
1 (646) 295-5241	1 (408) 527-7452
anduffy@cisco.com	marilmor@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

•	Q1 Revenue: $12.4 billion

•	Growth of 1% year over year — Q1 guidance was -1% to 1% growth year over year (normalized to exclude the SP Video CPE Business for Q1 FY2016)

•	Q1 Earnings per Share: $0.46 GAAP; $0.61 non-GAAP

•	Q2 FY 2017 Outlook:

•	Revenue: (2)% to (4)% decline year over year (normalized to exclude the SP Video CPE Business for Q2 FY2016)

•	Earnings per Share: GAAP $0.42 - $0.47; Non-GAAP: $0.55 to $0.57

SAN JOSE, Calif. — November 16, 2016 — Cisco today reported first quarter results for the period ended October 29, 2016. Cisco reported first quarter revenue of $12.4 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.3 billion or $0.46 per share, and non-GAAP net income of $3.1 billion or $0.61 per share.

“We had a good quarter despite a challenging global business environment and we performed well in our priority areas,” said Chuck Robbins, CEO, Cisco. “We are leading our customers in their digital transition by providing them with highly secure, automated, and intelligent solutions in the ways they want to consume them. Our innovation pipeline is robust and we are well positioned for the future.”

GAAP Results

	Q1 FY2017	Q1 FY2016	Vs. Q1 FY2016
Revenue (excluding SP Video CPE Business for all periods)	$12.4 billion	$12.3 billion	1%
Revenue (including SP Video CPE Business for all periods)	$12.4 billion	$12.7 billion	(3)%
Net Income	$2.3 billion	$2.4 billion	(4)%
Diluted Earnings per Share (EPS)	$0.46	$0.48	(4)%

Non-GAAP Results

	Q1 FY2017	Q1 FY2016	Vs. Q1 FY2016
Net Income (excluding SP Video CPE Business for all periods)	$3.1 billion	$3.0 billion	3%
EPS (excluding SP Video CPE Business for all periods)	$0.61	$0.59	3%

Reconciliations between net income, EPS and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

“We executed well in Q1 delivering profitable growth, and saw strong adoption of our subscription-based and software offerings as we transition our business to a more recurring revenue model,” said Kelly Kramer, CFO, Cisco. “We will invest in key growth areas and continue to focus on delivering shareholder value.”

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

All revenue, non-GAAP, and geographic financial information in the “Q1 FY 2017 Highlights” section is presented excluding the SP Video CPE Business for prior periods as it was divested during the second quarter of fiscal 2016 on November 20, 2015.

Q1 FY 2017 Highlights

Revenue — Total revenue was $12.4 billion, up 1%, with product revenue down 1% and service revenue up 7%. Revenue by geographic segment was: Americas down 1%, EMEA flat, and APJC up 6%. Product revenue performance was led by Security and NGN Routing which increased 11% and 6%, respectively. Switching decreased 7%, Collaboration and Data Center each decreased 3%, and Wireless and Service Provider Video each decreased 2%.

Gross Margin — On a GAAP basis, total gross margin and product gross margin were 63.8% and 63.4%, respectively. The increase in the product gross margin compared with 60.9% in the first quarter of fiscal 2016 was primarily due to continued productivity improvements and the divestiture of the SP Video CPE Business, partially offset by pricing and to a lesser extent product mix.

Non-GAAP total gross margin and product gross margin were 65.2% and 64.8%, respectively. The increase in non-GAAP product gross margin compared with 64.5% in the first quarter of fiscal 2016 was primarily due to continued productivity improvements, partially offset by pricing and to a lesser extent product mix.

GAAP service margin was 65.1% and non-GAAP service gross margin was 66.2%.

Total gross margins by geographic segment were: 64.9% for the Americas, 66.8% for EMEA and 63.5% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $5.0 billion, up 5%, driven in large part by higher restructuring charges in the first quarter of fiscal 2017. Non-GAAP operating expenses were $4.2 billion, up 1%, and were 33.6% of revenue. Headcount compared with the end of the fourth quarter of fiscal 2016 decreased by 1,326 to 72,385, driven by our fiscal 2017 restructuring actions that began in the first quarter, offset by additional headcount primarily from our investments in key growth areas.

Operating Income — GAAP operating income was $2.9 billion, down 7%, with GAAP operating margin of 23.3%. Non-GAAP operating income was $3.9 billion, up 1%, with non-GAAP operating margin at 31.6%.

Provision for Income Taxes — The GAAP tax provision rate was 21.4%. The non-GAAP tax provision rate was 22.0%.

Net Income and EPS — On a GAAP basis, net income was $2.3 billion and EPS was $0.46. On a non-GAAP basis, net income was $3.1 billion, an increase of 3%, and EPS was $0.61, an increase of 3%.

Cash Flow from Operating Activities — was $2.7 billion, a decrease of 1% compared with $2.8 billion for the first quarter of fiscal 2016.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — were $71.0 billion at the end of the first quarter of fiscal 2017, compared with $65.8 billion at the end of fiscal 2016. The total cash and cash equivalents and investments available in the United States at the end of the first quarter of fiscal 2017 were $10.4 billion.

Deferred Revenue — was $17.0 billion, up 12% in total, with deferred product revenue up 19%, driven largely by subscription-based and software offerings. Deferred service revenue was up 8%. The portion of product deferred revenue related to recurring and subscription businesses grew 48%.

Capital Allocation — In the first quarter of fiscal 2017, Cisco declared and paid a cash dividend of $0.26 per common share, or $1.3 billion. For the first quarter of fiscal 2017, Cisco repurchased approximately 32 million shares of common stock under its stock repurchase program at an average price of $31.12 per share for an aggregate purchase price of $1.0 billion.

As of October 29, 2016, Cisco had repurchased and retired 4.6 billion shares of Cisco common stock at an average price of $21.11 per share for an aggregate purchase price of approximately $97.6 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $14.4 billion with no termination date.

Acquisitions

During the first quarter of fiscal 2017, Cisco completed the following acquisitions:

CloudLock, Inc. — a privately held company, to further enhance Cisco’s security portfolio and build on Cisco’s Security Everywhere strategy, designed to provide protection from the cloud to the network to the endpoint and also aligns with our strategy to deliver more cloud-based subscription services.

ContainerX, Inc. — an early stage company which was focused on developing enterprise-class container management technology that works across a range of platforms.

Heroik Labs, Inc. — doing business as Worklife. Worklife, a privately held company, provides software to improve meeting productivity.

Business Outlook for Q2 FY 2017

On November 20, 2015, during the second quarter of fiscal 2016, Cisco completed its divestiture of the SP Video CPE Business. In order to provide a clear view of Cisco’s continuing expected financial performance, the revenue outlook for the second quarter of fiscal 2017 is normalized to exclude the SP Video CPE Business for the second quarter of fiscal 2016. The corresponding revenue in the second quarter of fiscal 2016 for the SP Video CPE Business was $93 million.

Cisco expects to achieve the following results for the second quarter of fiscal 2017:

Q2 FY 2017
Revenue (normalized to exclude SP Video CPE Business for Q2 FY2016)	(2)% to (4)% decline Y/Y
Non-GAAP gross margin rate	63% - 64%
Non-GAAP operating margin rate	29% - 30%
Non-GAAP tax provision rate	22%
Non-GAAP EPS	$0.55 - $0.57

Cisco estimates that GAAP EPS will be $0.42 to $0.47 which is lower than non-GAAP EPS by $0.10 to $0.13 per share in the second quarter of fiscal 2017.

A reconciliation between the Business Outlook for Q2 FY 2017 on a GAAP and non-GAAP basis is provided in the table entitled “GAAP to non-GAAP Business Outlook for Q2 FY 2017” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•	Q1 fiscal year 2017 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, November 16, 2016 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, November 16, 2016 to 4:00 p.m. Pacific Time, November 23, 2016 at 1-866-439-3743 (United States) or 1-203-369-1047 (international). The replay will also be available via webcast on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 16, 2016. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 29, 2016	October 24, 2015
REVENUE:
Product	$9,302	$9,844
Service	3,050	2,838

Total revenue	12,352	12,682

COST OF SALES:
Product	3,403	3,853
Service	1,065	997

Total cost of sales	4,468	4,850

GROSS MARGIN	7,884	7,832
OPERATING EXPENSES:
Research and development	1,545	1,560
Sales and marketing	2,418	2,443
General and administrative	555	539
Amortization of purchased intangible assets	78	69
Restructuring and other charges	411	142

Total operating expenses	5,007	4,753

OPERATING INCOME	2,877	3,079
Interest income	295	225
Interest expense	(198)	(159)
Other income (loss), net	(21)	(8)

Interest and other income (loss), net	76	58

INCOME BEFORE PROVISION FOR INCOME TAXES	2,953	3,137
Provision for income taxes	631	707

NET INCOME	$2,322	$2,430

Net income per share:
Basic	$0.46	$0.48

Diluted	$0.46	$0.48

Shares used in per-share calculation:
Basic	5,027	5,080

Diluted	5,066	5,113

Cash dividends declared per common share	$0.26	$0.21

The Consolidated Statements of Operations include the results of the SP Video CPE Business prior to its divestiture during the second quarter of fiscal 2016 on November 20, 2015.

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	Three Months Ended October 29, 2016
		Excluding SP Video CPE Business	Including SP Video CPE Business
	Amount	Y/Y %	Y/Y %
Revenue:
Americas	$7,443	(1)%	(4)%
EMEA	3,013	— %	(3)%
APJC	1,896	6%	6%

Total	$12,352	1%	(3)%

During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. SP Video CPE Business revenue for the three months ended October 24, 2015 was $411 million.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

Three Months Ended October 29, 2016
Gross Margin Percentage:
Americas	64.9%
EMEA	66.8%
APJC	63.5%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	Three Months Ended October 29, 2016
	Amount	Y/Y %
Revenue:
Switching	$3,716	(7)%
NGN Routing	2,089	6%
Collaboration	1,081	(3)%
Data Center	834	(3)%
Wireless	632	(2)%
Security	540	11%
Service Provider Video(1)	271	(2)%
Other	139	88%

Product - excluding SP Video CPE Business (1)	9,302	(1)%
Service	3,050	7%

Total - excluding SP Video CPE Business (1)	$12,352	1%

(1) Excludes SP Video CPE Business revenue for all periods presented as it was divested during the second quarter of fiscal 2016 on November 20, 2015. SP Video CPE Business revenue for the three months ended October 24, 2015 was $411 million.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 29, 2016	July 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$8,583	$7,631
Investments	62,385	58,125
Accounts receivable, net of allowance for doubtful accounts of $247 at October 29, 2016 and $249 at July 30, 2016	4,805	5,847
Inventories	1,176	1,217
Financing receivables, net	4,541	4,272
Other current assets	1,651	1,627

Total current assets	83,141	78,719
Property and equipment, net	3,499	3,506
Financing receivables, net	4,784	4,158
Goodwill	26,823	26,625
Purchased intangible assets, net	2,297	2,501
Deferred tax assets	4,057	4,299
Other assets	1,686	1,844

TOTAL ASSETS	$126,287	$121,652

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$4,155	$4,160
Accounts payable	996	1,056
Income taxes payable	32	517
Accrued compensation	2,619	2,951
Deferred revenue	10,215	10,155
Other current liabilities	5,200	6,072

Total current liabilities	23,217	24,911
Long-term debt	30,634	24,483
Income taxes payable	883	925
Deferred revenue	6,736	6,317
Other long-term liabilities	1,404	1,431

Total liabilities	62,874	58,067

Total equity	63,413	63,585

TOTAL LIABILITIES AND EQUITY	$126,287	$121,652

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 29, 2016	October 24, 2015
Cash flows from operating activities:
Net income	$2,322	$2,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	599	507
Share-based compensation expense	372	376
Provision for receivables	15	7
Deferred income taxes	158	193
Excess tax benefits from share-based compensation	(91)	(73)
(Gains) losses on investments and other, net	32	(4)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	1,049	631
Inventories	44	130
Financing receivables	(900)	(206)
Other assets	191	129
Accounts payable	(63)	4
Income taxes, net	(440)	(315)
Accrued compensation	(333)	(434)
Deferred revenue	462	(19)
Other liabilities	(687)	(590)

Net cash provided by operating activities	2,730	2,766

Cash flows from investing activities:
Purchases of investments	(18,667)	(10,823)
Proceeds from sales of investments	11,337	6,675
Proceeds from maturities of investments	2,449	4,133
Acquisition of businesses, net of cash and cash equivalents acquired	(251)	(614)
Purchases of investments in privately held companies	(38)	(78)
Return of investments in privately held companies	24	24
Acquisition of property and equipment	(275)	(262)
Proceeds from sales of property and equipment	2	6
Other	23	(11)

Net cash used in investing activities	(5,396)	(950)

Cash flows from financing activities:
Issuances of common stock	88	385
Repurchases of common stock—repurchase program	(1,023)	(1,210)
Shares repurchased for tax withholdings on vesting of restricted stock units	(401)	(382)
Short-term borrowings, original maturities less than 90 days, net	—	(4)
Issuances of debt	6,232	—
Repayments of debt	(1)	(852)
Excess tax benefits from share-based compensation	91	73
Dividends paid	(1,308)	(1,068)
Other	(60)	123

Net cash provided by (used in) financing activities	3,618	(2,935)

Net increase (decrease) in cash and cash equivalents	952	(1,119)
Cash and cash equivalents, beginning of period	7,631	6,877

Cash and cash equivalents, end of period	$8,583	$5,758

Supplemental cash flow information:
Cash paid for interest	$248	$264
Cash paid for income taxes, net	$913	$828

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	October 29, 2016	July 30, 2016	October 24, 2015
Deferred revenue:
Service	$10,424	$10,621	$9,689
Product:
Deferred revenue related to recurring and subscription businesses	3,801	3,308	2,571
Deferred revenue related to two-tier distributors	439	377	585
Other product deferred revenue	2,287	2,166	2,317

Total product deferred revenue	6,527	5,851	5,473

Total	$16,951	$16,472	$15,162

Reported as:
Current	$10,215	$10,155	$9,821
Noncurrent	6,736	6,317	5,341

Total	$16,951	$16,472	$15,162

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2017
October 29, 2016	$0.26	$1,308	32	$31.12	$1,001	$2,309
Fiscal 2016
July 30, 2016	$0.26	$1,309	28	$28.70	$800	$2,109
April 30, 2016	0.26	1,308	27	24.08	649	1,957
January 23, 2016	0.21	1,065	48	26.12	1,262	2,327
October 24, 2015	0.21	1,068	45	26.83	1,207	2,275

Total	$0.94	$4,750	148	$26.45	$3,918	$8,668

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended
	October 29, 2016	October 24, 2015
GAAP net income	$2,322	$2,430
Adjustments to cost of sales:
Share-based compensation expense	54	51
Amortization of acquisition-related intangible assets	112	128
Significant asset impairments and restructurings	—	(1)

Total adjustments to GAAP cost of sales	166	178
Adjustments to operating expenses:
Share-based compensation expense	315	310
Amortization of acquisition-related intangible assets	78	69
Acquisition-related/divestiture costs	53	91
Significant asset impairments and restructurings	411	142

Total adjustments to GAAP operating expenses	857	612

Total adjustments to GAAP income before provision for income taxes	1,023	790

Income tax effect of non-GAAP adjustments	(244)	(196)

Non-GAAP net income	$3,101	$3,024

Diluted net income per share:
GAAP	$0.46	$0.48

Non-GAAP	$0.61	$0.59

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, AND NET INCOME

(In millions, except percentages)

	Three Months Ended October 29, 2016

	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Net Income	Y/Y
GAAP amount	$5,899	$1,985	$7,884	$5,007	5%	$2,877	(7)%	$2,322	(4)%
% of revenue	63.4%	65.1%	63.8%	40.5%		23.3%		18.8%
Adjustments to GAAP amounts:
Share-based compensation expense	21	33	54	315		369		369
Amortization of acquisition-related intangible assets	112	—	112	78		190		190
Acquisition/divestiture-related costs	—	—	—	53		53		53
Significant asset impairments and restructurings	—	—	—	411		411		411
Income tax effect	—	—	—	—		—		(244)

Non-GAAP amount	$6,032	$2,018	$8,050	$4,150	1%	$3,900	1%	$3,101	3%

% of revenue	64.8%	66.2%	65.2%	33.6%		31.6%		25.1%

During the second quarter of fiscal 2016 on November 20, 2015, Cisco completed its divestiture of the SP Video CPE Business. Accordingly, the non-GAAP growth rates above are normalized to exclude the SP Video CPE Business for the first quarter of fiscal 2016 as detailed in the table below.

	Three Months Ended October 24, 2015
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Net Income
GAAP amount	$5,991	$1,841	$7,832	$4,753	$3,079	$2,430
% of revenue	60.9%	64.9%	61.8%	37.5%	24.3%	19.2%
Adjustments to GAAP amounts:
Share-based compensation expense	13	38	51	310	361	361
Amortization of acquisition-related intangible assets	128	—	128	69	197	197
Acquisition/divestiture-related costs	—	—	—	91	91	91
Significant asset impairments and restructurings	(1)	—	(1)	142	141	141
Income tax effect	—	—	—	—	—	(196)

Non-GAAP amount	$6,131	$1,879	$8,010	$4,141	$3,869	$3,024
Less: SP Video CPE Business	(43)	—	(43)	(32)	(11)	(8)

Non-GAAP amount (excluding SP Video CPE Business)	$6,088	$1,879	$7,967	$4,109	$3,858	$3,016

% of revenue	64.5%	66.2%	64.9%	33.5%	31.4%	24.6%

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended
	October 29, 2016	October 24, 2015
GAAP effective tax rate	21.4%	22.5%
Total adjustments to GAAP provision for income taxes	0.6%	0.5%

Non-GAAP effective tax rate	22.0%	23.0%

FREE CASH FLOW

(In millions)

	Three Months Ended
	October 29, 2016	July 30, 2016	October 24, 2015
Net cash provided by operating activities	$2,730	$3,818	$2,766
Acquisition of property and equipment	(275)	(266)	(262)

Free cash flow	$2,455	$3,552	$2,504

GAAP TO NON-GAAP BUSINESS OUTLOOK FOR Q2 FY 2017

Q2 FY 2017	Gross Margin Rate	Operating Margin Rate	Tax Provision Rate	Earnings per Share (2)
GAAP	61.5% - 62.5%	22.5% - 23.5%	21%	$0.42 to $0.47
Estimated adjustments for:
Share-based compensation expense	0.5%	3%	—	$0.05 - $0.06
Amortization of purchased intangible assets and other acquisition-related/divestiture costs	1.0%	2%	—	$0.03 - $0.04
Restructuring and other charges (1)	—	1.5%	—	$0.02 - $0.03
Income tax effect of non-GAAP adjustments	—	—	1%

Non-GAAP	63% - 64%	29% - 30%	22%	$0.55 - $0.57

(1) During the first quarter of fiscal 2017, Cisco recognized pretax charges of $411 million to the GAAP financial results in relation to the restructuring plan. Cisco currently estimates that it will recognize pretax charges to its GAAP financial results of up to $700 million consisting of severance and other one-time termination benefits, and other associated costs. These charges are primarily cash-based. Cisco expects that approximately $125 million to $175 million of these charges will be recognized during the second quarter of fiscal 2017 with the remaining amount to be recognized during the rest of the fiscal year.

(2) Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this business outlook does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the impact of the challenging global business environment, our ability to successfully perform in our priority areas and invest in key growth areas, our ability to lead our customers in their digital transition, adoption by customers of our subscription-based and software offerings, our innovation pipeline, the transition of our business to a more recurring revenue model, and our ability to deliver shareholder value) and the future financial performance of Cisco (including the business outlook for Q2 FY 2017) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in routing, switching and services; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; our ability to achieve the benefits of the announced restructuring and possible changes in the size and timing of the related charges; man-made problems such as cyber-attacks, data protection breaches, computer viruses or terrorism; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 8, 2016. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 29, 2016 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP net income per share data, and free cash flow for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations. Cisco believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because of its intent to return a stated

percentage of free cash flow to shareholders in the form of dividends and stock repurchases. Cisco further regards free cash flow as a useful measure because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock and pay dividends on its common stock, after deducting capital investments.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation and other contingencies, significant gains and losses on investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Cisco divested the Customer Premises Equipment portion of the Service Provider Video Connected Devices business (“SP Video CPE Business”) during the second quarter of fiscal 2016 on November 20, 2015. This release includes, where indicated, financial measures that exclude the SP Video CPE Business. Cisco believes that the presentation of these measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations because the SP Video CPE Business is no longer part of Cisco and will not be part of Cisco on a go forward basis. Cisco’s management also uses the financial measures excluding the SP Video CPE Business in reviewing the financial results of Cisco.

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